EXHIBIT 99.1

Unaudited Pro Forma Combined
 Statement of Operations
 for the year ended December 31, 2014
(in thousands)

	Vanguard Historical	Pro forma adjustments Pinedale Acquisition (Note 2)		Pro forma adjustments Piceance Acquisition (Note 2)		Vanguard Pro forma
Revenues:
Oil sales	$268,685	$2,145	(a)	$15,088	(f)	$285,918
Natural gas sales	285,439	8,533	(a)	57,432	(f)	351,404
NGLs sales	70,489	3,581	(a)	27,239	(f)	101,309
Net losses on commodity derivative contracts	163,452	—		—		163,452
Total revenues	788,065	14,259		99,759		902,083

Costs and expenses:
Production:
Lease operating expenses	132,515	4,178	(b)	13,072	(g)	149,765
Production and other taxes	61,874	1,607	(b)	5,268	(g)	68,749
Depreciation, depletion, amortization and accretion	226,937	5,287	(c)	34,376	(h)	266,600
Impairment of oil and natural gas properties	234,434	(5,287)	(c)	(34,376)	(h)	194,771
Selling, general and administrative expenses	30,839	—		—		30,839
Total costs and expenses	686,599	5,785		18,340		710,724

Income from operations	101,466	8,474		81,419		191,359

Other income (expense):
Interest expense	(69,765)	(988)	(d)	(8,241)	(i)	(78,994)
Net losses on interest rate derivative contracts	(1,933)	—		—		(1,933)
Gain on acquisition of oil and natural gas properties	34,523	(32,114)	(e)	427	(j)	2,836
Other	54	—		—		54
Total other expense	(37,121)	(33,102)		(7,814)		(78,037)

Net income (loss)	64,345	(24,628)		73,605		113,322
Less: Distributions to Preferred unitholders	(18,197)	—		—		(18,197)
Net income (loss) attributable to Common and Class B unitholders	$46,148	$(24,628)		$73,605		$95,125

Net income per Common and Class B unit:
Basic	$0.56					$1.16
Diluted	$0.55					$1.14

Weighted average units outstanding:
Common units – basic	81,611					81,611
Common units – diluted	82,039					82,039
Class B units – basic & diluted	420					420

NOTES TO UNAUDITED PRO FORMA
COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

On December 30, 2013, Vanguard Natural Resources, LLC (“Vanguard” or the “Company”, or “we”) and its wholly-owned subsidiary, Encore Energy Partners Operating, LLC, entered into a purchase and sale agreement, dated December 23, 2013 to purchase natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming. We refer to this acquisition as the “Pinedale Acquisition.” We completed this acquisition on January 31, 2014 for an aggregate adjusted purchase price of $555.6 million with an effective date of October 1, 2013. The purchase price was funded with borrowings under our reserve-based credit facility.

On September 16, 2014, the Company and its wholly-owned subsidiary, Vanguard Operating, LLC, entered into a purchase and sale agreement, dated September 15, 2014 with Bill Barrett Corporation to purchase natural gas, oil and natural gas liquids assets in the Piceance Basin in Colorado. We refer to this acquisition as the “Piceance Acquisition.” We completed this acquisition on September 30, 2014 for an aggregate adjusted purchase price of $502.1 million, subject to additional customary post-closing adjustments to be determined based on an effective date of July 1, 2014. The purchase price was funded with borrowings under our reserve-based credit facility.

The accompanying unaudited pro forma combined financial information is based on the historical consolidated financial statements of Vanguard, adjusted to reflect the Pinedale Acquisition and the Piceance Acquisition. The related pro forma adjustments are described below.

The unaudited pro forma combined statement of operations for the year ended December 31, 2014 gives effect to Pinedale Acquisition and Piceance Acquisition as if these acquisitions had occurred on January 1, 2014.

The unaudited pro forma combined financial information should be read in conjunction with Vanguard's Form 10-K for the year ended December 31, 2014.

The unaudited pro forma combined financial information is for informational purposes only and is not intended to represent or to be indicative of the combined results of operations or financial position that Vanguard would have reported had the Pinedale Acquisition been completed as of the dates set forth in this unaudited pro forma financial information and should not be taken as indicative of Vanguard's future performance for reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma combined financial information and actual results.

Note 2. Pro Forma Adjustments

The measurement of the fair value at acquisition date of the assets acquired in the Pinedale Acquisition as compared to the fair value of consideration transferred, adjusted for purchase price adjustments, resulted in a gain of $32.1 million, as reflected in the table below, primarily due to the increase in natural gas prices between the date the purchase and sale agreement was entered into and the closing date.

Fair value of assets and liabilities acquired:	(in thousands)
Oil and natural gas properties	$600,123
Inventory	244
Asset retirement obligations	(12,404)
Imbalance liabilities	(171)
Other	(125)
Total fair value of assets and liabilities acquired	587,667
Fair value of consideration transferred	555,553
Gain on acquisition	$32,114

The measurement of the fair value at acquisition date of the assets acquired in the Piceance Acquisition as compared to the fair value of consideration transferred, adjusted for purchase price adjustments, resulted in goodwill of $0.4 million, calculated in the following table, which was immediately impaired and recorded as a loss in current period earnings. The loss resulted primarily from the changes in oil and natural gas prices between the date the purchase and sale agreement was entered into and the closing date, which were used to value the reserves acquired.

(in thousands)
Fair value of assets and liabilities acquired:
Oil and natural gas properties	$521,401
Asset retirement obligations	(19,452)
Imbalance and suspense liabilities	(236)
Total fair value of assets and liabilities acquired	501,713

Cash paid	508,710
Estimated post-close adjustments:
Trade accounts receivable, net	(8,206)
Accrued lease operating liabilities	1,636
Total fair value of consideration transferred	502,140

Loss on acquisition	$(427)

The unaudited pro forma combined statement of operations for the year ended December 31, 2014 include adjustments to reflect the following:

(a)	Represents the increase in oil, natural gas and natural gas liquids sales resulting from the Pinedale Acquisition.

(b)	Represents the increase in lease operating expenses and production and other taxes resulting from the Pinedale Acquisition.

(c)
Represents the increase in depreciation, depletion, amortization and accretion resulting from the Pinedale Acquisition and the corresponding reduction in the impairment recognized in the fourth quarter of 2014.

(d)	Represents the pro forma interest expense related to borrowings under the reserve-based credit facility to fund the Pinedale Acquisition.

(e)	Represents the elimination of the nonrecurring gain from the acquisition of oil, natural gas and natural gas liquids properties in the Pinedale Acquisition.

(f)	Represents the increase in oil, natural gas and natural gas liquids sales resulting from the Piceance Acquisition.

(g)	Represents the increase in lease operating expenses and production and other taxes resulting from the Piceance Acquisition.

(h)
Represents the increase in depreciation, depletion, amortization and accretion resulting from the Piceance Acquisition and the corresponding reduction in the impairment recognized in the fourth quarter of 2014.

(i)	Represents the pro forma interest expense related to borrowings under the reserve-based credit facility to fund the Piceance Acquisition.

(j)
Represents the elimination of the nonrecurring loss from the impairment of the goodwill recognized in the acquisition of oil, natural gas and natural gas liquids properties in the Piceance Acquisition.